Exhibit 3.2

OPERATING AGREEMENT

FOR

ALTO CASCADE RESOURCES, LLC

TABLE OF CONTENTS

THE LIMITED LIABILITY COMPANY	1

Formation; Applicability of the Act	1

Filing	1

Name	2

Duration, Events of Dissolution	2

Management of Business	2

Character of Business	2

Initial Registered Office	2

The Members	2

Additional Members	3

MEETINGS ON MEMBERS	3

Place	3

Meetings	3

Quorum	3

Voting of Units	3

Proxies	3

Method of Voting	3

Consent of Absentees	4

Action Without a Meeting	4

CAPITAL CONTRIBUTIONS	4

Initial Contributions	4

Units	4

Initial Units	4

Allotment of Initial Units for Key Personnel	4

Additional Contributions	5

PROFITS, LOSSES, AND DISTRIBUTIONS	5

Profits and Losses	5

Distributions	5

Catch-Up	5

RIGHTS AND DUTIES OF MANAGERS	6

Number	6

Tenure and Qualifications	6

Management	6

Powers of Managers	6

Routine Business Operations	7

Approval Required	7

Liability for Certain Acts	7

Managers and Members Have No Exclusive Duty to Company	7

Bank Accounts	8

Indemnity of the Managers	8

Resignation	8

Removal of Managers	8

Vacancies	8

Compensation	8

Right to Rely on the Managers	8

COMPENSATION AND REIMBURSEMENT	9

Compensation of Members	9

Reimbursement for Expenses	9

ACCOUNTS	9

Books	9

Member’s Capital Accounts	9

Transfers During Year	9

Statements	9

Records at Principal Place of Business	9

Fiscal Year	10

TRANSFERS	10

Assignment	10

Substitution of Transferee as Member	12

Authority of the Members	13

DISSOLUTION AND TERMINATION	13

Final Accounting	13

Liquidation	13

Settlement Upon Dissolution	13

Distribution in Kind	13

Cancellation of Certificate	13

AMENDMENTS	13

Amendments	13

NOTICES	14

Method for Notices	14

Computation of Time	14

GENERAL PROVISIONS	14

Entire Agreement; Governing Law	14

Construction Principles	14

Indemnification	14

Meeting by Telecommunication	14

Presumption of Assent	14

SCHEDULE 3.1	17

OPERATING AGREEMENT

FOR

ALTO CASCADE RESOURCES, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is made and entered into as of April 14, 2011 by and among ALTO CASCADE RESOURCES, LLC (hereafter, the “Company” or the “LLC”), and its members Alto Group Holdings, Inc. and Douglas G. McFarland, and each person who shall hereafter be admitted to the Utah limited liability company of ALTO CASCADE RESOURCES, LLC (collectively referred to herein as the “Members” and individually as a “Member”).

RECITALS

WHEREAS, the Members desire to form a limited liability company pursuant to the laws of the State of Utah; and

WHEREAS, the Member desires to adopt this Agreement to govern the formation and operation of the limited liability company;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the Members agree as follows:

1.                  THE LIMITED LIABILITY COMPANY

1.1.            Formation; Applicability of the Act. The Members hereby form a limited liability company subject to the provisions of the Utah Revised Limited Liability Company Act as are currently or hereinafter in effect in the State of Utah (the “Act”). The Company shall be subject to and governed by the Act. On any matter upon which this Agreement is silent, the Act shall control. No provision of this Agreement shall be in violation of the Act and to the extent any provision of this Agreement is in violation of the Act, such provision shall be void and of no effect.

1.2.            Filing. In connection with the execution of this Agreement, the Members have caused Articles of Organization (the “Articles of Organization”) that comply with the requirements of the Act to be properly filed with the Utah Department of Commerce, Division of Corporations and Commercial Code, and shall execute such further documents and instruments (including, but not limited to, amendments to the Articles of Organization) and take such further action as is appropriate to comply with the requirements of law for the formation and operation of a limited liability company in all states and counties where the Company may conduct its business.

Name. The name of the Company shall be ALTO CASCADE RESOURCES, LLC, and such name shall be used at all times in connection with the conduct of the Company’s business.

1.3.            Duration, Events of Dissolution. The Company shall continue in existence until the first to occur of the following:

(a)                the signed written agreement of Members owning at least sixty-six percent (66%) of all Units (as herein defined) outstanding; or

(b)               any event that makes it unlawful for the business of the Company to be carried on by the Members.

Anything else to the contrary notwithstanding, the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member shall not result in the dissolution of the Company.

1.4.            Management of Business. The business and affairs of the Company shall be managed by its Managers as provided in Article 5 below.

1.5.            Character of Business. The business of the Company shall be any business and activities in which the Members may from time to time decide to engage. The Company shall have and may exercise all powers necessary or convenient for the carrying out of any or all of the purposes for which it is organized.

1.6.            Initial Registered Office. The location of the initial registered office of the Company shall be at 11650 South State St., Suite 240, Draper, Utah 84020, or at such other place as the Members from time to time may select.

1.7.            The Members. The name and address of each Member is as follows:

Name Address

Alto Group Holdings, Inc. 11650 South State St.

Suite 240

Draper, Utah 84020

Doug McFarland 715 - 13th St. NE

East Wenatchee, WA 98802

1.8.            Additional Members. Additional members may be admitted to the Company upon the following:

(a)                consent of the members owning at least sixty-six percent (66%) of the Units of the Company (which must in any event constitute consent of the members entitled to receive a majority of the profits of the Company);

(b)               execution of this Agreement by each additional member; and

(c)                any other terms and conditions imposed on the admittance of additional member by the Managers or by vote of holders of not less than sixty-six percent (66%) of the Units;

2.                  MEETINGS OF MEMBERS

2.1.            Place. All meetings of Members shall be held at the principal office of the Company or at such other place, within or without the State of Utah, as may be designated for that purpose, from time to time, by the holders of not less than sixty-six percent (66%) of all the Units of the Company.

2.2.            Meetings. Meetings of the Members may be called by the holders of not less than sixty-six percent (66%) of the Units of all of the Members entitled to vote at the meeting so called. Members may schedule regular meetings by resolution and without further notice other than such resolution. Members must be given notice of all other Member meetings at least five (5) days prior to the date of the meeting.

2.3.            Quorum. The Members representing sixty-six percent (66%) of the Units entitled to vote, represented in person, by an authorized representative, or by proxy, shall constitute a quorum at a meeting of the Members. Business may be continued after withdrawal of enough Members to leave less than a quorum present at any such meeting.

2.4.            Voting of Units. The vote of the holders of sixty-six percent (66%) of the Units entitled to vote and represented at a meeting at which a quorum is present shall be the act of the Members unless the vote of a greater number is required by the Act or this Agreement. This voting requirement shall apply to all matters before the Members.

2.5.            Proxies. A Member may vote either in person or by proxy executed in writing by the Member or by his or her duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided therein. Each proxy shall be revocable unless expressly provided therein to be irrevocable, and in no event shall it remain irrevocable for a period of more than eleven (11) months.

2.6.            Method of Voting. Voting on any question or in any election may be by voice vote or show of hands unless the presiding officer shall order or any Member shall demand that voting be by written ballot.

2.7.            Consent of Absentees. No defect in the calling or noticing of a Members’ meeting will affect the validity of any action at the meeting if a quorum is present and if each Member not present in person or by proxy signs a written waiver of notice, a consent to the holding of the meeting, or approval of the minutes, either before or after the meeting, and such waivers, consents, or approvals are filed with the Company’s records or made a part of the minutes of the meeting.

2.8.            Action Without a Meeting. Any action that may be taken at any meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by Members having not less that the minimum Units in the Company that would be necessary to take such action at a meeting at which the Members entitled to vote on the action were present and voted. A Member giving written consent under this Article 2.8 may revoke the consent by a singed statement stating that the consent is revoked, provided that such writing is received by the Company prior to the effective date of the action.

3.                  CAPITAL CONTRIBUTIONS

3.1.            Initial Contributions. The Members initially shall contribute to the Company’s capital the property of services described on Schedule 3.1 attached hereto and by this reference incorporated herein. There shall be no obligation to return to the Members, or to any one of them, any part of their capital contributions for so long as the Company continues in existence. No interest shall be paid to any Member on contributions to the capital of the Company.

3.2.            Units. A Member’s interest in the Company shall be represented by the “Unit” or “Units” held by such Member. Each Member’s respective Units in the Company are set forth in Article 3.3 below. By execution of this Agreement, each Member hereby votes and agrees that such Member’s votes, consents and actions pursuant to the Articles of Organization, this Agreement and the Act shall be counted and determined as provided in this Agreement. The Members hereby agree that each Unit shall entitle the Member possessing such Unit:

(a)                To one vote on matters on which the Members may vote under the Articles of Organization, this Agreement and/or the Act; and

(b)               To a proportionate share of the Company’s income, gains, losses, deductions and credits.

3.3.            Initial Units. The initial number of Units held by each Member based upon the value of each Member’s capital contribution stated on Schedule 3.1 are as follows:

Name Units

Alto Group Holdings, Inc. 510,000

Douglas G. McFarland 490,000

3.4.            Additional Contributions. No Member shall be obligated to make any additional contribution to the Company’s capital, unless unanimously agreed upon by the Members. In addition, no Member shall be liable under a judgment, decree or order of a court, or in any other manner for a debt, obligation or liability of the Company. Additionally, no Member shall be required to lend any funds to the Company or pay any contributions, assessments or payments to the Company except the Capital Contribution required in this Article 3

. However, to the extent additional contributions are made by Members, additional Units shall be issued to such Members to reflect the value of such contributions.

4.                  PROFITS, LOSSES, AND DISTRIBUTIONS

4.1.            Profits and Losses. The Company’s net profits or net losses shall be determined on an annual basis and each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated to the Members in proportion to the monthly average of their respective Units owned for such year. The Company shall be taxed as a partnership for federal income tax purposes. The terms used herein for matters related to the federal income taxation of partnerships shall be construed, interpreted, and understood in the context of partnership law where appropriate and where consistent with the Act.

4.2.            Distributions. Quarterly or at more frequent intervals as determined in the sole discretion of the Managers, the Company may distribute available funds to the Members in proportion to each member’s units.

5.                  RIGHTS AND DUTIES OF MANAGERS

5.1.            Number. Except for situations in which the approval of the Members is required by statute or this Agreement, the Company shall be managed and controlled by Managers. The Members shall determine the number of Managers from time to time with sixty-six (66%) of the outstanding units. Initially there shall be two (2) Managers, Mark Klok and Douglas G. McFarland.

5.2.            Tenure and Qualifications. Each Manager shall hold office until his or her successor shall have been elected and qualified. Managers shall be elected by a plurality of the votes cast by Units entitled to be voted in the election at a meeting at which a quorum is present. A Manager need not be a resident of the State of Utah or a Member of the Company.

5.3.            Management. The business and affairs of the Company shall be vested in the Managers. The Managers shall direct, manage and control the business of the Company to the best of their ability. Except for situations in which the approval of the Members is expressly required by this Agreement or by applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

5.4.            Powers of Managers. It is intended that the powers and authority of the Managers shall be substantially the same as the powers and authority of directors of a corporation formed under the laws of the State of Utah. Notwithstanding the above, the Managers may not do or permit to be done any of the following without the written approval of Members owning no less than sixty-six percent (66%) of the outstanding Units;

(a)                Cause or permit the LLC to engage in any activity that is not consistent with the purposes of the LLC;

(b)               Knowingly do any act in contravention of this Agreement;

(c)                Knowingly do any act which would make it impossible to carry on the ordinary business of the LLC, except as otherwise provided in this Agreement;

(d)               Possess LLC property, or assign LLC rights in specific property, for other than an LLC purpose;

(e)                Cause the LLC to voluntarily take any action that would cause a bankruptcy of the LLC;

(f)                Voluntarily cause the dissolution of the LLC;

(g)               Compromise the liability of any Member for capital contributions or for excessive distributions pursuant to Section 11.5;

(h)               Sell all or a significant part of the LLC assets, or engage in any material recapitalization or merger;

(i)                 Incur any liabilities in excess of $100,000;

(j)                 Amend this Agreement;

(k)               Amend the Articles of Organization; or

(l)                 Admit Additional Members.

5.5.            Routine Business Operations. The Managers shall have the authority to conduct the day-to-day business of the LLC without the consent of the Members and may delegate such authority to one or more officers. Such authority shall include hiring and firing employees, signing LLC checks for the payment of routine shipments of supplies used in the operation of the LLC’s business, and maintaining the books and records of the LLC. However, the Managers may appoint one or more individuals to sign checks, make day-to-day decisions, and make commitments on behalf of the LLC so long as such commitments do not conflict with the provisions of this agreement.

5.6.            Approval Required. Unless authorized to do so by this Operating Agreement or by the Manager, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been specifically authorized by the Managers to act as an agent of the company in accordance with the previous sentence.

5.7.            Liability for Certain Acts. The Managers shall perform their duties as Managers in good faith, in a manner that each of them reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties as Manager shall not have any liability by reason of being or having been a Manager of the Company. A Manager does not, in any way, guarantee the return of the Member’s Capital Contributions or a profit for the Members from the operations of the Company. A Manager shall not be liable to the company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

5.8.            Managers and Members Have No Exclusive Duty to Company. Managers shall not be required to manage the Company as Manager’s sole and exclusive function and it (and any Manager and/or Member) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Managers and/or Members or to the income or proceeds derived therefrom. Neither the Managers nor any Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.9.            Bank Accounts. The Managers may unanimously agree form time to time to open bank accounts in the name of the Company, and the Managers and/or Manager’s duly authorized representatives of the Company shall be the sole signatories thereon, unless the Managers unanimously determine otherwise.

5.10.        Indemnity of the Managers. The Company shall indemnify the Managers and make advances for expenses to the maximum extent permitted under the Act.

5.11.        Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.12.        Removal of Managers. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding sixty-six percent (66%) of the Units entitled to vote. The removal of a

Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

5.13.        Vacancies. Any vacancy occurring for any reason in the number of Managers may be filled by the unanimous affirmative vote of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by the affirmative vote of Members holding sixty-six percent (66%) of the Units entitled to vote.

5.14.        Compensation. Subject to the provisions of paragraph 4.3 , the compensation of the Managers shall be fixed from time to time by an affirmative vote of Members holding sixty-six percent (66%) of the Units entitled to vote, and no Manager shall be prevented from receiving such salary by reason of the fact that he or she is also a Member of the Company.

5.15.        Right to Rely on the Managers. Any person or entity dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any duly authorized Manager as to:

(a)                The identity of any Manager

(b)               The existence or nonexistence of any fact or facts which constitute a condition precedent to act by any authorized Manager or representative of the Manager or which are in any other manner germane to the affairs of the Company;

(c)                The persons who are authorized to execute and deliver any instrument or document of the Company; or

6.                  COMPENSATION AND REIMBURSEMENT

6.1.            Compensation of Members. Subject to the provisions of paragraph 4.3 , the Members shall be compensated for their services on behalf of the Company pursuant to the Company’s compensation policy as then in effect.

6.2.            Reimbursement for Expenses. The Company shall reimburse the Members and Manager for all direct out-of-pocket expenses incurred by any Manager or Member for or on behalf of the Company; provided, however, that the expenses of any Member who is not a Manager must be approved in advance by the Manager.

7.                  ACCOUNTS

7.1.            Books. The Managers shall maintain complete and accurate books of account of the Company’s affairs at the company’s principal place of business. Such books of account shall be kept on such method of accounting as the Managers shall select.

7.2.            Member’s Capital Accounts. The company shall maintain a separate capital account for each Member computed as required by the Treasury Regulations under Section 704(b) of the Internal Revenue Code. In general, each Member’s capital account shall consist of such Member’s initial capital contribution increased by (a) the contributions of cash and the fair market value of property (net of liabilities assumed by the Company) made to the Company by the Member, and (b) all items of net income allocated to the Member under Article 4.1, and decreased by (a) distributions of cash and the fair market value of property (net of liabilities assumed by the Member) made by the Company to the Member, and (b) all items of net loss allocated to the Member under Article 4.1

.

7.3.            Transfers During Year. To avoid an interim closing of the Company’s books, the share of profits and losses under Article 4 of a Member who transferred part or all of his, her, or its Units during the calendar year shall be determined by taking the monthly average of the Member’s Units in the Company to determine the Member’s proportionate share of the amount of the Company’s profits and losses for the year.

7.4.            Statements. The Company shall close the books of account promptly after the close of each calendar year, and shall prepare and send to each Member a statement of such Member’s distributive share of income and expense for federal income tax reporting purposes.

7.5.            Records at Principal Place of Business. The Managers shall keep at the Company’s principal place of business the following:

(a)                a current list in alphabetical order of the full name and last known business street address of each Member;

(b)               a copy of the stamped Articles of Organization and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate of amendment has been executed;

(c)                copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

(d)               copies of nay financial statements of the Company, if any, for the three (3) most recent years; and

(e)                unless otherwise set forth in the company’s Articles of Organization, a written statement setting forth:

(i)                 the amount of cash and a description and statement of the agreed value of the other property or services contributed to the Company by each Member and that each Member has agreed to contribute to the Company;

(ii)               the times at which, or the events upon the happening of which, any additional contributions agreed to be made by each Member are to be made;

(iii)             any right of an Member to receive distributions that include a return of all or any of the Members’ contributions; and

(iv)             any event upon the happening of which the Company is to be dissolved and its affairs wound up.

7.6.            Fiscal Year. The fiscal year of the Company shall end on the last day of the month of November.

8.                  TRANSFERS

8.1.            Assignment.

(a)                Each Member shall have the right to give or withhold its consent to the admission of a member in such Member’s sole and absolute discretion. No transfer of Units shall be permitted without the unanimous written consent of all the Managers in their sole discretion. Any transfer without the written consent of the Managers shall be null and void. If at any time a Member proposes to sell, assign, or otherwise dispose of all or any portion of such Member’s Units, such Member (the Selling Member”) shall first make a written offer to sell such Units to the Company and thereafter to the other Members at a price determined as provided in Article 8.1 (c) below and on the terms and conditions set forth in Article 8.1 (d) below. Such offer shall state the name of the proposed transferee and all of the terms and conditions of the proposed transfer, including, but not limited to, the price to be paid by the proposed transferee. The Company shall thereupon have the option, but not the obligation, for a period of ninety (90) days after receipt of notice of the offer to elect to purchase some or all of such Units proposed to be transferred. Within ninety (90) days after the giving of such notice by the Selling Member, the Managers of the Company shall give written notice to the Selling Member and to the other Members stating whether or not the Managers consent to the transfer and whether or not the Company elects to exercise the option to purchase and the number of Units, if any, it elects to purchase. Failure by the Managers to give such consent within such time period shall be deemed a refusal by the Managers to consent to the transfer.

(b)               If the Managers consent to the transfer but the Company fails to exercise such option with respect to all of the Units proposed to be transferred, each Member (other than the Selling Member) shall thereupon have the option, but not the obligation, to purchase at a price determined as provided in Article 8.1 (c) below and on the terms and conditions set forth in Article 8.1 (d) below that portion or all of the Units proposed to be transferred as to which the Company has not exercised its option. In exercising their right to purchase, the other Members may divide such Units in any manner to which they shall all agree, and it shall not be necessary for all such other Members to participate in the purchase of such Units. In the absence of such agreement, the other Members shall divide such Units in proportion to their then current ownership on Units as of the time the offer is made. To exercise such right to purchase, each other Member shall give written notice to the Selling Member of its election to purchase within ninety (90) days after the giving of the notice provided in subsection (a) hereof by the Company. If the other Members do not elect to purchase all of such Units, the Selling Member may transfer such Units to the proposed transferee named in the written offer given to the Company provided, however, if the Selling Member does not complete that transfer within fifteen (15) days after the Company or the other Members’ right to purchase has terminated (whichever is later), the Selling Member shall make a new written offer to the Company and to the other Members, and the provisions of Article 8.1 (a) and Article 8.1 (b)again shall apply.

(c)                The purchase price to the Company or its Members for the Selling Member’s Units under Article 8.1 (a) and Article 8.1 (b) above shall be the lesser of the offer price or the amount determined as follows:

(i)                 The value of the Company’s real property shall be the fair market value of such property as determined by agreement between the Selling Member and the purchasing Members. If the Selling Member and purchasing Members are unable to agree on the fair market value, the Members shall appoint a qualified appraiser to determine the fair market value of such property, and such appraiser’s determination shall be final, conclusive, and binding.

(ii)               The value of the Company’s marketable securities shall be their fair market value as evidenced by the trading in such securities on any stock exchange or any over-the-counter market.

(iii)             The value of the Company’s cash shall be its full face value.

(iv)             The value of the Company’s accounts receivable shall be their full face value less such amount as the Members deem appropriate to reflect the possibility of non-payment.

(v)               The value of all other assets shall be their fair market value as the Members shall determine. If the Selling Member and purchasing Members are unable to agree on the fair market value, the Members shall appoint a qualified appraiser to determine the fair market value of such property, and such appraiser’s determination shall be final, conclusive, and binding.

(vi)             The aggregate value of the Company’s assets as determined above shall be reduced by the face amount of the aggregate amount of the Company’s accounts payable and other liabilities.

(vii)           The purchase price of the Selling Member’s Units shall be the portion of the total value of the Company as determined under subparagraphs (i) through (vi) above that is attributable to the Selling Member’s Units in the Company.

(d)               The purchasing Company or Members shall pay for the Selling Member’s Units within 60 days of notice to purchase. In the event of failure to purchase within the 60 day period, then interest shall be paid upon the unpaid principal balance at 3% of London LIBOR rate.

8.2.            Death; Incompetency; Bankruptcy. If a Member dies, becomes incapacitated or shall be adjudicated insane or incompetent, the Company and the other Members shall have the right to purchase such Member's Units from such Member, such Member's guardian, personal representative, conservator or other person or entity who succeeds to such Member's interest in the Company. If a Member has a receiver appointed for its business or its property, makes an assignment for the benefit of its creditors, any proceedings are commenced by, for or against it under any bankruptcy, insolvency or debtor's relief law, or it states in writing that it is unable to pay its debts as they become due, the Company and the other Members shall have the right to purchase such Member's Units from such Member. The exercise of the purchase rights granted in this Article 8.2 shall be governed by the terms and conditions set forth in Article 8.1 above

8.3.            Substitution of Transferee as Member. Subject to the provisions of Article 8.1 above, a Member may sell, assign, or otherwise dispose of all or any part of his or her Units in the Company. No transferee, designee, or legal representative of a Member shall become a substitute Member without the consent of the nontransferring Members owning no less than sixty-six percent (66%) of the Units (which in any event must include those Members entitled to receive a majority of the nontransferred profits interests of the company). In the event that such a consent is not granted, the transferee shall have no right to participate in the management of the business and affairs of the Company and shall be entitled only to receive the share of profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled. As conditions to the admission as a substitute Member (a) any transferee, designee, or legal representative of a Member shall execute and deliver such instruments, in form and substance satisfactory to the other Members, as the other Members shall deem necessary or desirable to cause him or her to become a substitute Member, and (b) any transferee, designee, or legal representative of a Member shall pay all reasonable expenses in connection with his or her admission as a substitute Member, including, but not limited to, the cost of preparing and filing any amendment of this Agreement or the Articles of Organization necessary or desirable in connection therewith.

8.4.            Authority of the Members. Upon the terms set forth in this Article 8, and subject to a vote in writing to do so by owners of no less than sixty-six percent (66%) of the Units, the Members are authorized (a) to admit substitute Members; (b) to amend this Agreement and/or the Articles of Organization to reflect any substitution of Members; and (c) to file any such amendment with the appropriate governmental agencies.

9.                  DISSOLUTION AND TERMINATION

9.1.            Final Accounting. In case of the Company’s dissolution, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

9.2.            Liquidation. Upon the Company’s dissolution, the Managers shall act as liquidator to wind up the Company. the Managers shall have full power and authority to sell, assign, and encumber any or all of the company’s assets and to wind up and liquidate the Company’s business, assets, and affairs in an orderly and prudent manner.

9.3.            Settlement Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:

(a)                First, to creditors in the order of priority, as provided by law;

(b)               Second, to Members of the Company in accordance with the balances of their capital accounts after giving effect to all contributions, distributions and allocation for all periods.

9.4.            Distribution in Kind. If the Managers shall determine that a portion of the Company’s assets should be distributed in kind to the Members, the Managers shall distribute such assets to the Members in proportion to the number of units owned by each Member.

9.5.            Cancellation of Certificate. Upon the completion of the distribution of the company assets, the Company shall be terminated and the Members shall cause the Company to execute Articles of Dissolution and take such other actions as may be necessary or appropriate to terminate the existence of the Company.

10.              AMENDMENTS

10.1.        Amendments. Amendments to this Agreement and to the Company’s Articles of Organization may be proposed by any Member. A proposed amendment shall become effective at such time as it has been approved in writing by the holders of sixty-six percent (66%) of the Units.

11.              NOTICES

11.1.        Method for Notices. all notices to Members hereunder shall be delivered in writing to the addresses set forth in Article 1.8 above (except that any Member may from time to time give notice changing his or her address for such purpose) either (i) personally, (ii) by reputable overnight courier, or (iii) by first class mail, postage prepaid. Such notice shall be effective on the earliest of the date of receipt, the day after delivery to a reputable overnight courier, or on the fifth (5th) day after mailing, whichever is applicable.

11.2.        Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a legal holiday, in which event the period shall run until the end of the next day that is not a Saturday, a Sunday, or a legal holiday.

12.              GENERAL PROVISIONS

12.1.        Entire Agreement; Governing Law. This Agreement (a) contains the entire agreement among the parties hereto; (b) except as provided in Article 10 above, may not be amended nor may any rights hereunder be waived except by a document or instrument in writing signed by the party sought to be charged with such amendment or waiver; (c) shall be construed in accordance with, and governed by the laws of the State of Utah; and (d) shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, successors, and assigns, except as set forth above.

12.2.        Construction Principles. Words in any gender shall be deemed to include the other gender. The singular shall be deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and shall have no significance in the interpretation or construction of this Agreement.

12.3.        Indemnification. The Company shall have the power to indemnify any Member, employee, or agent of the Company to the same extent that a partnership may indemnify any of its partners, managers, employees, or agents against expenses actually and reasonably incurred by any Member, employee, or agent in connection with the defense of any action, suit, or proceeding, whether civil or criminal, in which any Member, employee, or agent is made a party.

12.4.        Meeting by Telecommunication. Any or all Members or Managers may participate in a meeting, and shall be considered to be present at the meeting, when participating by any means of communication by which all persons participating may hear each other during the meeting.

12.5.        Presumption of Assent. Any Member or Manager present at a meeting if the Members or Managers when Company action is taken is deemed to have assented to the action taken unless the Member or Manager: (a) objects at the beginning of the meeting to the holding or transacting business at the meeting and does not thereafter assent to any action taken at the meeting; (b) contemporaneously requests that his or her dissent or abstention as to any specific action be recorded in the minutes of the meeting; or (c) causes written notice of his or her dissent or abstention as to any specific action be received by the Company before its adjournment or immediately after the adjournment of the meeting. The right of dissent or abstention is not available to a Member or Manager who votes in favor of the action taken.

IN WITNESS WHEREOF, the Members acknowledge under penalties of perjury that the matters and facts set forth in this Agreement are true and that they have signed this operating Agreement on the respective dates set forth below to be effective as of the date first-above written.

ALTO GROUP HOLDINGS, INC.

_______________________________________ Date:

Name: Mark Klok

Title: CEO

DOUGLAS G. MCFARLAND

________________________________________ Date:

Name: Douglas McFarland

SCHEDULE 3.1

(Attached to and Forming a Part of

the Operating Agreement

For

ALTO CASCADE RESOURCES, LLC

dated as of April 13, 2011)

Name Initial Capital Contribution

Alto Group Holdings, Inc. $5,100

Douglas G. McFarland $4,900